SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

American Medical Systems Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Dear Stockholder:

      On behalf of the board of directors of American Medical Systems Holdings, Inc. (“AMS”), I am pleased to invite you to attend the 2001 Annual Meeting of Stockholders of AMS. The meeting will be held on Tuesday, May 8, 2001, at 4:00 p.m. local time, at the Company’s executive offices located at 10700 Bren Road West, Minnetonka, Minnesota 55343.

      We suggest that you carefully read the enclosed Notice of Annual Meeting and Proxy Statement.

      Our board of directors believes that a favorable vote on each of the matters to be considered at the Annual Meeting is in the best interests of AMS and its stockholders, and unanimously recommends a vote FOR each matter described in the Notice of Annual Meeting and Proxy Statement. Accordingly, we urge you to review the accompanying materials carefully and to promptly vote your shares.

      We hope you will attend the Annual Meeting. Your vote is important to us. Whether or not you attend personally, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

Very truly yours,

Douglas W. Kohrs

President and Chief Executive Officer

April 4, 2001

10700 Bren Road West
Minnetonka, MN 55343
Tel: 952.933.4666
Toll Free: 800.328.3881
Fax: 952.930.6157

10700 Bren Road West
Minnetonka, MN 55343

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2001

TO THE STOCKHOLDERS OF AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.:

      The 2001 Annual Meeting of Stockholders of American Medical Systems Holdings, Inc. will be held on Tuesday, May 8, 2001, at 4:00 p.m. local time, at the Company’s executive offices located at 10700 Bren Road West, Minnetonka, MN 55343, for the following purposes:

1.	To elect two directors to serve for the next three years or until their successors are elected and qualified; and

2.	To transact other business if properly brought before the Annual Meeting or any adjournment thereof.

      Only stockholders of record as shown on the books of the Company at the close of business on March 23, 2001 will be entitled to vote at the Annual Meeting or any adjournment thereof. Stockholders are entitled to one vote for each share held of record at that time. The Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about April 4, 2001.

By Order of the Board of Directors

Gregory J. Melsen

Secretary

April 4, 2001

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
10700 Bren Road West
Minnetonka, MN 55343

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2001

INTRODUCTION

      The Annual Meeting of Stockholders of American Medical Systems Holdings, Inc. (the “Company” or “AMS”) will be held on Tuesday, May 8, 2001, at 4:00 p.m. local time, at the Company’s executive offices located at 10700 Bren Road West, Minnetonka, MN 55343. See the Notice of Meeting for the purposes of the meeting.

      A proxy card is enclosed for your use. You are solicited on behalf of the board of directors to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. Postage is not required if mailed in the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our voting common stock, par value $.01 per share (the “Common Stock”). Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy materials to the beneficial owners of our Common Stock.

      Any proxy given in accordance with this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by giving written notice of revocation to our Secretary or by submitting another proxy with a later date. The revocation notice may be given before the Annual Meeting, or a stockholder may appear at the Annual Meeting and give written notice of revocation before use of the proxy.

      We expect to mail this Proxy Statement, the Proxy Card and Notice of Meeting to our stockholders on or about April 4, 2001.

VOTING OF SHARES

      Only holders of Common Stock of record at the close of business on March 23, 2001 will be entitled to vote for each share held at the Annual Meeting. On March 23, 2001 we had 27,857,028 shares of Common Stock outstanding. For each share of Common Stock that you own of record at the close of business on March 23, 2001, you are entitled to one vote on each matter voted on at the Annual Meeting. The holders of shares of Common Stock do not have cumulative voting rights.

      Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock (13,928,515 shares) is required for a quorum to conduct business. In general, shares of Common Stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the card reflects votes withheld from the election of director nominees or abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A card reflecting a broker non-vote is any proxy card that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote.

      Assuming a quorum is present, the two director nominees receiving the greatest number of votes cast for the election of directors will be elected as directors. Therefore, votes withheld from the election of director nominees will be excluded entirely from the vote and will have no effect. Any other business that may properly come before the Annual Meeting requires the approval of a majority of the shares voting in person or by proxy on that proposal. Shares voted as abstaining on this proposal will be treated as votes against the proposal. Shares represented by a proxy card, including any broker non-vote on a matter, will not be counted in determining whether that matter has been approved.

      Shares of Common Stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders, but lacking any voting instructions, will be voted in favor of the election of the director nominees. The proxies named on the proxy card will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.

ELECTION OF DIRECTORS

Proposal 1

Nomination

      Our Bylaws provide that the board shall have at least one member, or a different number of members as may be determined by the board of directors, but in no case shall the board exceed nine members. In accordance with our Amended and Restated Certificate of Incorporation, our board of directors will be divided into three classes with staggered three-year terms. The term of the first class will expire at the annual stockholders’ meeting in 2001. The term of the second class will expire at the annual stockholders’ meeting in 2002. The term of the third class will expire at the annual stockholders’ meeting in 2003. We have designated David

W. Stassen and James T. Treace as the class one directors, Richard B. Emmitt and Christopher H. Porter as the class two directors, and Elizabeth H. Weatherman and Douglas W. Kohrs as the class three directors. At each annual meeting of the stockholders, the number of directors equal to the number of the class whose term expires at that meeting will be elected for a term of three years. The board of directors has nominated Mr. Stassen and Mr. Treace, both of whom currently serve on the board, to be elected at the annual meeting. If elected, these individuals will serve until the 2004 annual meeting of stockholders or until their successors are duly elected and qualified.

      Under a stockholders agreement, Warburg, Pincus Equity Partners, L.P., which is referred to in this Proxy Statement as Warburg Pincus, has the right to designate two person to our board of directors. Currently, Warburg Pincus has designated Elizabeth H. Weatherman as its representative under this agreement. See “Certain Transactions” for more on this agreement.

      The board recommends a vote FOR, and solicits proxies in favor of, the election of each of the nominees listed below. The two nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast will be elected as directors. If, before the Annual Meeting, the board learns that any nominee will be unable to serve because of death, incapacity or other unexpected occurrence, the proxies that would have been voted for the nominee will be voted for a substitute nominee selected by the board. The proxies may also, at the board’s discretion, be voted for the remaining nominees. The board believes that all nominees will be able to serve at the time of the Annual Meeting. No arrangements or understandings exist between any nominee and any other person under which such nominee was selected.

Information About Nominees and Other Directors

      The following is biographical information, as of February 28, 2001, concerning the two nominees for election as directors of AMS, and the other directors presently serving as directors of AMS but not standing for election at the Annual Meeting.

Name	Age	Principal Occupation	Director Since
Nominees for three-year term expiring in 2004

David W. Stassen	49	General Partner of St. Paul Venture Capital, LLC	1999

James T. Treace	55	President of J & A Group, LLC	1998

Directors not standing for election this year whose terms expire in 2002

Richard B. Emmitt	56	Managing Director of The Vertical Group, Inc	1998

Christopher H. Porter, Ph.D.	57	Principal of Medical Genesis	1998

Directors not standing for election this year whose terms expire in 2003

Douglas W. Kohrs	43	President and Chief Executive Officer of AMS	1999

Elizabeth H. Weatherman	41	A Managing Director of E.M. Warburg, Pincus & Co., LLC	1998

Other Information About Nominees and Other Directors

      David W. Stassen has been one of our directors since July 1999. Since November 2000, he has been a General Partner of St. Paul Venture Capital, LLC, and since January 1999 he has been the Managing Director of Upper Lake Growth Capital, LLC and Crane Island Ventures, LLC. Mr. Stassen was the President of Sulzer Spine-Tech, Inc., formerly Spine-Tech, Inc., which developed and commercialized the BAK spinal fusion cage, a novel implantable device to improve the surgical treatment of degenerative disc disease, from June 1992 through June 1998. From 1990 to 1992, Mr. Stassen was the Executive Vice President of St. Paul Venture Capital, Inc. Mr. Stassen also currently serves as a director of Broncus Technologies, Directag.com, Disc Dynamics, Inc. and Heartstent, all privately-held companies.

      James T. Treace has served as one of our directors since December 1998. He currently is the President of J & A Group, LLC, an investment and consulting company he founded in November 2000. From November 1999 until October 2000, he was President of Medtronic/Xomed, the leader in the market for surgical products used by ear, nose and throat surgeons. From 1996, and prior to its acquisition by Medtronic, Inc. in November 1999, he served as Chief Executive Officer, President and Chairman of the Board of Xomed Surgical Products, Inc. From 1993 until its acquisition by Xomed Surgical Products, Inc. in April 1996, Mr. Treace served as Chief Executive Officer, President and Chairman of the Board of TreBay Medical Corp., an ear, nose and throat and orthopaedic product company Mr. Treace co-founded in 1993. From 1990 to 1993, Mr. Treace served as President of Linvatec Corporation, a minimally invasive orthopedic medical device company formerly known as Concept, Inc. Mr. Treace is currently Chairman of the Board of Wright Medical Group, Inc., a privately-held company.

      Richard B. Emmitt has served as one of our directors since September 1998. Since 1989, Mr. Emmitt has been a Managing Director of The Vertical Group, Inc., an investment management and venture capital firm focused on the medical device industry. From 1977 to 1989, Mr. Emmitt served in various capacities at F. Eberstadt & Co., and its successor, Eberstadt Fleming. He currently also serves on the board of directors of A-Med Systems, Inc., EndiCOR Medical, Incorporated, SURx, Inc., Velocimed, Inc. and Wright Medical Group, Inc., all privately-held companies.

      Christopher H. Porter, Ph.D. has served as one of our directors since December 1998. He currently serves as Principal of Medical Genesis, a consulting company he founded in 1992. His 25 year career in the medical device industry includes research and development and management experience with 3M, Johnson & Johnson and Pfizer Inc., as well as several early stage companies. Mr. Porter also served as our Vice President, Research and Development from 1981 to 1987. He has introduced over 30 medical products during his career and holds 24 U.S. patents.

      Douglas W. Kohrs has served as our President, Chief Executive Officer and one of our directors since April 1999. Mr. Kohrs has 19 years of experience in the medical device industry, most recently as general manager of Sulzer Spine-Tech, Inc. from May 1998 to April 1999. Mr. Kohrs was part of the founding team at Spine-Tech when it was formed in 1991 to develop and commercialize the BAK spinal fusion cage, a novel implantable device to improve the surgical treatment of degenerative disc disease. Mr. Kohrs also served as Vice President of Research and Development and Vice President of Marketing during his tenure at Spine-Tech. Prior to working for Spine-Tech, Mr. Kohrs spent seven years with Johnson & Johnson and two years at Zimmer, a division of Bristol-Myers Squibb. Mr. Kohrs currently serves as a director of Disc Dynamics, Inc., Kyphon, Inc. and Pioneer Surgical Technologies, all privately-held companies.

      Elizabeth H. Weatherman has served as one of our directors since July 1998. She is a Managing Director of E.M. Warburg, Pincus & Co., LLC where she has been a member of the health care group since 1988. She is responsible for Warburg Pincus’ medical device investment activities. Ms. Weatherman currently also serves on the board of directors of EndiCOR Medical, Incorporated, Kyphon, Inc., SURx, Inc. and Wright Medical Group, Inc., all privately-held companies, and VitalCom Inc., a public company, which shares are listed on Nasdaq.

Additional Information About the Board of Directors

      Our board of directors held nine meetings during fiscal 2000, and each director attended 75% or more of these meetings and its committees on which the director served.

      The board of directors has established an audit committee and a compensation committee. The audit committee consists of three members, Mr. Emmitt, Mr. Stassen and Mr. Treace. The compensation committee consists of two members, Mr. Treace and Ms. Weatherman.

      The audit committee provides assistance to the board to satisfy its fiduciary responsibilities relating to the accounting, auditing, operating and reporting practices of AMS. This committee also selects our independent auditors and reviews the services performed by such auditors, including reviewing the annual financial statements, the scope of the annual audits, the fees to be paid to the auditors and the adequacy of our internal controls for compliance with corporate policies and directives. During fiscal year 2000, the audit committee met three times.

      The compensation committee reviews general programs of compensation and benefits for all of our employees and administers our 2000 Equity Incentive Plan and Employee Stock Purchase Plan. This committee also makes recommendations to the board concerning executive officer and director compensation. During fiscal year 2000, the compensation committee met once.

Director Compensation

      We currently pay our directors who are not employees of AMS or representatives of one of our stockholders (our “non-employee directors”) a fee of $1,500 for each regularly scheduled meeting of our board, regardless whether attendance is in person or by telephone. We do not pay our non-employee directors this fee, however, if our board holds a telephone meeting solely to approve actions a committee of our board recommends. We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending regularly scheduled meetings of our board. In fiscal year 2000, Mr. Treace and Mr. Porter each received

$7,500 in cash compensation for serving on our board. We do not compensate our directors who are employees of AMS or representatives of out stockholders, for service on our board.

      In addition, our non-employee directors have received grants of stock options under our stock option plan for their service on our board. We have granted Mr. Treace and Mr. Porter a non-qualified stock option to purchase 75,000 shares of our Common Stock at an exercise price of $1.67 per share. The options vest over a four-year period from the date of grant as long as the non-employee director continues to serve on our board. The options expire ten years from the date of grant. No other options have been granted to any other person in respect of their service as one of our directors.

Compensation Committee Interlocks and Insider Participation

      James T. Treace and Elizabeth H. Weatherman, each of whom is a member of our board of directors, are members of the board’s compensation committee. No executive officer of ours serves as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee.

      Ms. Weatherman is a Managing Director of E.M. Warburg, Pincus & Co., LLC, referred to as EMWP. In connection with our acquisition from Pfizer Inc. in September 1998 and with the financing of our acquisition of Influence, Inc. in December 1999, Warburg Pincus purchased various classes of our preferred stock for a total of $57,229,280. Upon completion of our initial public offering in August 2000, shares of preferred stock held by Warburg Pincus and cumulative dividends automatically converted into 1,669,701 shares of voting common stock and 17,703,201 shares of non-voting common stock. After our initial public offering, 6,105,260 shares of non-voting common stock held by Warburg Pincus were converted into voting common stock. Under a stockholders agreement, Warburg Pincus has the right to designate two persons to our board of directors. Currently, Warburg Pincus has designated Ms. Weatherman as its representative under this agreement. See “Certain Transactions” for more on this agreement. Through February 20, 2001, Warburg Pincus had also guaranteed a portion of our senior credit facility. See “Certain Transactions” for more on the senior credit facility.

Compensation Committee Report on Executive Compensation

Membership and Role of the Compensation Committee

      The Compensation Committee consists of Mr. Treace and Ms. Weatherman, both members of the our board of directors. The primary function of the Compensation Committee is to develop and implement executive compensation policies and programs that support our objective of long-term maximization of shareholder value. The purpose of these policies and programs is to attract, motivate, retain and reward executive officers and other key employees. The Compensation Committee’s primary duties and responsibilities are to:

•	establish overall compensation policies that are consistent with our strategic objectives;

•	assess the performance of executive officers in developing and executing these strategic objectives;

•	ensure the appropriateness of executive compensation considering both individual and corporate performance; and

•	make recommendations to the board of directors about the compensation of our executive officers and other key employees.

Executive Compensation

      The principal components of our executive compensation are salaries, annual bonuses and stock options. We compare our compensation programs with the executive policies, practices and compensation data at other companies of similar size, complexity and/or that operate in a similar business environment for similar types of executives, with a primary comparison to other medical device manufacturers.

      Salaries for executives and other key managers are based on level of the person’s responsibility and experience, individual and corporate performance, and competitive compensation comparisons. The Compensation Committee determines the salary for Mr. Kohrs, our Chief Executive Officer, based on these factors. Salaries for all other executive officers and key managers also consider these factors and the recommendations of Mr. Kohrs.

      Annual bonuses for executives and key managers are based on performance against predetermined Company performance goals, specifically related to revenue growth and operating income. A Management Incentive Compensation Plan was in place for 2000 and a similar plan is in place for 2001. This plan allows eligible participants to earn bonuses up to a stated percentage of their base salary. The bonuses are paid in the first quarter of the calendar year based on achievement of the past year’s performance goals. Mr. Kohrs is eligible to earn a bonus of up to a maximum of 70% of his base salary if we achieve 125% or more of our financial objectives. Other executive officers can earn bonuses of up to 60% of their base salaries if we achieve 150% or more of our financial objectives.

      We use stock options in an effort to align executive interests with those of our stockholders, to attract and retain key executives, and provide an incentive to create long-term stockholder value. Stock options become valuable only if the stock price appreciates after the award. We granted stock option awards to executive officers primarily in 1999 in connection with the recruitment of these officers. All but three of our executive officers have joined the Company subsequent to our acquisition in September 1998 by a group of investors. The price at which the options can be exercised generally equals the fair market value of our common stock on the date of grant.

      The Compensation Committee believes its approach to executive compensation will provide competitive base compensation, establish strong incentive to achieve our strategic objectives and align the executives’ interests with those of the stockholders.

Submitted by:	James T. Treace

Elizabeth H. Weatherman

Audit Committee Report

Membership and Role of the Audit Committee

      The Audit Committee consists of the following members of our board of directors: Mr. Emmitt, Mr. Stassen and Mr. Treace. Each of the members of the Audit Committee is independent as defined under the National Associations of Securities Dealers’ listing standards. The Audit Committee operates under a written charter adopted by the board of directors which is included in this proxy statement as Appendix A.

      The primary function of the Audit Committee is to provide advice with respect to financial matters and to assist the board of directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor our financial reporting process and internal control system;

•	review and appraise the audit efforts of our independent accountants;

•	evaluate our quarterly financial performance as well as compliance with laws and regulations;

•	oversee management’s establishment and enforcement of financial policies and business practices; and

•	provide an open avenue of communication among our independent accountants, financial and senior management, counsel and our board of directors.

Audit Fees

      The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial and the review of the financial statements included in our Quarterly Reports on Form 10-Q for the year 2000 were $188,950. No professional services were rendered or fees billed by Ernst & Young LLP for financial information systems design and implementation for the year 2000. All other fees billed by Ernst & Young LLP for the year 2000 totaled $908,043, which was for tax preparation services, employee benefit plan consulting, and fees related to our initial public offering.

Review of the Company’s Audited Financial Statements for the Fiscal Year ended December 31, 2000

      The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2000 with our management. The Audit Committee has discussed with Ernst & Young LLP, our independent public auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence

Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

      Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

Submitted by:	Richard B. Emmitt

David W. Stassen

James T. Treace

COMPENSATION AND OTHER BENEFITS

Summary of Compensation

      The following table shows the compensation earned for the past two years by our President and Chief Executive Officer and our other top four executive officers whose salaries and bonuses exceeded $100,000 in fiscal year 2000. The executives named in this table are referred to as our named executive officers.

Summary Compensation Table

		Annual Compensation

					Long-Term
					Compensation
					Securities
					Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)(2)		Options(#)	Compensation
Douglas W. Kohrs (3)	2000	$250,000	$32,550		—	$—

President and	1999	155,192	20,000		450,000	—
Chief Executive Officer

Gregory J. Melsen (4)	2000	161,200	31,526	(5)	—	7,654	(6)

Vice President, Finance,	1999	124,496	15,192		150,000	15,939	(7)

Treasurer, Chief Financial Officer

and Secretary

Lawrence W. Getlin	2000	171,700	14,732		—	7,255	(8)

Vice President, Regulatory, Medical	1999	170,000	9,690		150,000	11,618	(9)

Affairs and Quality Assurance

Richard J. Faleschini (10)	2000	170,000	29,009		—	6,799	(11)

Vice President, Sales and Marketing	1999	28,333	—		150,000	566	(12)

Johann J. Neisz (13)	2000	161,300	13,839		—	7,127	(14)

Vice President, Research and	1999	100,000	16,903		120,000	4,000	(15)

Development

(1)	Bonuses for services performed in 2000, were paid in 2001. These amounts do not include bonuses paid in 2000.

(2)	Bonuses for services performed in 1999, were paid in 2000. These amounts do not include bonuses paid in 1999.

(3)	Mr. Kohrs’ first day of employment with us was April 23, 1999.

(4)	Mr. Melsen’s first day of employment with us was March 11, 1999.

(5)	Includes bonus of $11,526 for services performed in 2000, but paid in 2001, and an additional bonus of $20,000 paid in 2000 for services performed in 2000.

(6)	Consists of $6,018 we paid under our savings plan and $1,636 we paid under our deferred compensation plan, as matching contributions.

(7)	Consists of $2,804 we paid under our savings plan and $1,808 we paid under our deferred compensation plan, as matching contributions, and $11,327 we paid to Mr. Melsen for consulting services he performed prior to his employment with us.

(8)	Consists of $5,252 we paid under our savings plan and $2,003 we paid under our deferred compensation plan, as matching contributions.

(9)	Consists of $5,071 we paid under our savings plan and $3,400 we paid under our deferred compensation plan, as matching contributions, and $3,147 in perquisites.

(10)	Mr. Faleschini’s first day of employment with us was November 1, 1999.

(11)	Consists of $6,799 we paid under our savings plan, as matching contributions.

(12)	Consists of $566 we paid under our savings plan, as matching contributions.

(13)	Mr. Neisz’ first day of employment with us was May 1, 1999.

(14)	Consists of $2,826 we paid under our savings plan and $4,301 we paid under our deferred compensation plan, as matching contributions.

(15)	Consists of $2,750 we paid under our savings plan and $1,250 we paid under our deferred compensation plan, as matching contributions.

Stock Option Grants and Exercises in Fiscal Year 2000

Option Grants in Last Fiscal Year

      We did not grant any stock options during fiscal year 2000 to any of our named executive officers.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

      The following table sets forth information concerning the exercise of stock options during fiscal year 2000 by the named executive officers, as well as the December 31, 2000 value of unexercised stock options held by the named executive officers.

			Securities underlying		Value of unexercised
			unexercised options		in-the-money options
			at December 31, 2000		at December 31, 2000 (1)
	Shares Acquired	Value
Name	on Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas W. Kohrs	—	—	196,875	253,125	$2,796,609	$3,595,641

Gregory J. Melsen	37,500	$249,998	37,500	75,000	532,688	1,065,375

Lawrence W. Getlin	56,250	374,996	18,750	75,000	266,344	1,065,375

Richard J. Faleschini	—	—	75,000	75,000	1,065,375	1,065,375

Johann J. Neisz	30,000	150,000	9,375	80,625	133,172	1,145,278

(1)	Represents the difference between the market value (closing price on Nasdaq) of AMS’ common stock on December 31, 2000 ($15.875) and the exercise price of in-the-money options, before payment of applicable income taxes.

(2)	Represents the difference between the estimated market value of our common stock on the exercise date and the exercise price of the options, before payment of applicable income taxes. All shares were acquired prior to our initial public offering and listing on Nasdaq.

Pension Plans

        The Company currently sponsors two defined benefit pension plans:

•	the AMS Retirement Annuity Plan, which covers all of our U.S. employees who were hired before December 31, 1999 and provides pension benefits to participating employees based on the employee’s years of service and average compensation prior to retirement (the “pension plan”); and

•	the AMS Nonfunded Supplemental Retirement Plan, which supplements the pension plan and provides retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan if the Internal Revenue Code (the “Code”) did not limit the compensation we can take into account or the annual benefit we can pay under the pension plan (the “SRP”).

      The following table sets forth the approximate annual pension that a named executive officer may receive under the pension plan assuming selection of a straight life annuity, retirement at age 65 and the current level of covered compensation, based on the indicated assumptions as to covered compensation and years of service. There are other annuity options available under the pension plan which would reduce the following amounts. The amount of the normal retirement benefit under the pension plan is the greater of:

•	the product of 1.4% times years of credited participation in the pension plan, up to 35 years, times final average compensation, the highest 5 years of covered compensation; or

•	the difference between (A) the product of 1.75% times years of credited participation in the pension plan, up to 35 years, times final average compensation, the highest 5 years of covered compensation, and (B) the product of 1.5% times the named executive officer’s primary social security benefit times years of credited participation in the pension plan, up to 35 years.

      Compensation covered by the pension plan includes salary and cash bonuses. Credited years of participation for our named executive officers are as follows: Mr. Kohrs —2 years; Mr. Melsen —2 years; Mr. Getlin —10 years; Mr. Neisz —1 year; and Mr. Faleschini —1 year. The amounts shown do not reflect limitations imposed by the Code on retirement benefits which may be paid under plans qualified under the Code. Under the Code, the maximum annual benefit currently allowed under the pension plan is $140,000 and the maximum annual compensation that may be taken into account is currently $170,000.

      In addition, we have agreed to provide for certain executive officers under our SRP the portion of the retirement benefits earned under the pension plan which would otherwise be subject to Code limitations. Currently, Mr. Getlin is the only executive officer entitled to receive retirement benefits under the SRP.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35
$125,000	$28,806	$38,408	$48,010	$57,611	$67,213

150,000	35,368	47,158	58,947	70,736	82,526

175,000	41,931	55,908	69,885	83,861	97,838

200,000	48,493	64,658	80,822	96,986	113,151

225,000	55,056	73,408	91,760	110,111	128,463

250,000	61,618	82,158	102,697	123,236	143,776

275,000	68,181	90,908	113,635	136,361	159,088

300,000	74,743	99,658	124,572	149,486	174,401

350,000	87,868	117,158	146,447	175,736	205,026

400,000	100,993	134,658	168,322	201,986	235,651

450,000	114,118	152,158	190,197	228,236	266,276

500,000	127,243	169,658	212,072	254,486	296,901

Employment Agreements

      We entered into an employment agreement with Douglas W. Kohrs on April 23, 1999. Mr. Kohrs is currently serving as our President and Chief Executive Officer. The current term of this agreement expires on April 23, 2002. This agreement extends automatically for consecutive one-year periods until either we or Mr. Kohrs provides notice of termination to the other not less than 60 days prior to an anniversary date of this agreement. In 2000, we paid Mr. Kohrs an annual base salary of $250,000. Mr. Kohrs is eligible to receive an annual bonus based upon certain performance criteria established by our board of directors. Under this agreement, we granted Mr. Kohrs an option to purchase 450,000 shares of our common stock at an exercise price of $1.67 per share, of which 112,500 shares vested on April 23, 2000 and 28,125 shares of which vest on the last day of each calendar quarter following March 31, 2000 while he is employed by us. We have also agreed to reimburse Mr. Kohrs’ reasonable and necessary business expenses. This agreement also entitles Mr. Kohrs to participate in our other standard benefit programs and contains customary confidentiality and non-competition provisions.

      We entered into an employment agreement with Gregory J. Melsen on March 24, 1999. Under the terms of this agreement, Mr. Melsen is currently serving as our Vice President, Finance, Treasurer, Chief Financial Officer and Secretary for a term expiring on March 24, 2002. Upon the expiration of this term, this agreement will extend automatically for consecutive one-year periods until either we or Mr. Melsen provides notice of termination to the other not less than 60 days prior to an anniversary date of this agreement. In 2000, we paid Mr. Melsen an annual base salary of $161,200. Mr. Melsen is also eligible to receive an annual bonus based upon performance criteria established by our board of directors. Under this agreement, we granted Mr. Melsen an option to purchase 150,000 shares of our common stock at an exercise price of $1.67 per share, of which 37,500 shares vested on December 31, 1999, and 9,375 shares of which vest on the last day of each calendar quarter following December 31, 1999 while he is employed by us. We have also agreed to reimburse Mr. Melsen’s reasonable and necessary business expenses. This agreement also entitles Mr. Melsen to participate in our other standard benefit programs and contains customary confidentiality and non-competition provisions.

      Both of the agreements with Mr. Kohrs and Mr. Melsen include the following termination benefits:

•	If the employee dies or becomes disabled while employed by us, he will be entitled to receive all amounts and benefits accrued but unpaid under the agreement through his death or disability and his salary at the rate in effect at the time of his death or disability for a period of twelve months following his death or disability.

•	If we terminate the employee for cause, he will receive no additional compensation or termination benefits.

•	If we terminate the employee without cause, we are required to continue to pay his salary and provide health and welfare benefits for a period of twelve months following his termination. If the employee, however, accepts or engages in other employment prior to the last day of the twelve-month period, we will be entitled to deduct from amounts and benefits due the employee, other than in respect of any amount owed him for bonus, the amounts and benefits he received from the other employment.

•	If we terminate the employee without cause, or if the employee terminates his employment for a good reason, such as diminution in responsibility or relocation, during the twelve-month period immediately following a change of control:

–	we will pay the employee all amounts and benefits accrued but unpaid through the date of his termination;

–	all unvested shares subject to the option granted him under the agreement will immediately vest and be exercisable;

–	we will pay the employee a lump sum payment equal to his annual salary at the rate in effect on the date of his termination, plus his target bonus for the year in which the change of control occurs; and

–	we will provide, at our cost, any health and welfare benefits he received at the time of termination for a twelve-month period following termination.

      We entered into an at-will employment agreement with Johann Neisz on May 1, 1999. Under the terms of this agreement, Mr. Neisz is serving as our Vice President, Research and Development. Under this agreement, if we terminate Mr. Neisz for any reason other than cause, death or disability, we must:

•	pay Mr. Neisz his annual salary in effect at the time of his termination for a period of six months following his termination;

•	pay Mr. Neisz his pro-rated bonus for the year in which his termination occurs; and

•	provide health and welfare benefits to Mr. Neisz for a period of six months following his termination. However, if Mr. Neisz accepts other employment prior to the last day in the six-month period following his termination date, we will be entitled to deduct from amounts and benefits we owe Mr. Neisz, other than in respect of any amounts owed him for bonus, the amounts and benefits he received from the other employment.

Change in Control Arrangements

      Under our standard agreement covering stock option grants, including agreements with our executive officers, if we undergo a change in control and within nine months after the change of control, we terminate the employee’s employment for any reason other than death, disability or cause, or the employee terminates his or her employment with us for a good reason, then without any action by the administrator of the plan, all outstanding options may become immediately exercisable in full and may remain exercisable for a period of up to twelve months from the date of termination depending upon the reason for the employee’s termination.

      A change in control of AMS will be deemed to have occurred, among other events, upon:

•	a reorganization, merger, consolidation or disposition of all or substantially all of our assets, but only if:

–	we or our affiliates do not control the new entity resulting from the transaction;

–	an unrelated party does not own, directly or indirectly, 50% or more of the outstanding common stock of the new entity, including shares that could be issued upon the exercise of outstanding stock options, or 50% or more of the combined voting power of the new entity; and

–	at least a majority of the members of the board of the new entity were members of our board at the time of the transaction;
•	the sale at least 80% of our assets to an unrelated party;

•	the approval by our stockholders of a complete liquidation or dissolution of our company;

•	any unrelated party purchases 50% or more of our then outstanding shares of common stock, taking into account shares that may be issued upon the exercise of outstanding stock options, or 50% or more of the combined voting power of our then outstanding securities ordinarily having the right to vote at the election of directors; or

•	the current members of our board, or future members of our board who are approved by at least two-thirds of our current board, cease to constitute at least a majority of the board.

Stock Performance Graph

      The following graph compares the monthly cumulative total stockholder return on our Common Stock from August 10, 2000, the date of our initial public offering, until December 31, 2000 with the monthly cumulative total return over the same period of the NASDAQ Market Value Index (the “NASDAQ Market Index”) and a Media General Industry Group 521 Index for medical appliances and equipment (the “MG Group Index”). Media General Financial Services prepared the data points and the performance graph.

      The comparison assumes the investment of $100 in each of our Common Stock, the NASDAQ Market Index and the MG Group Index on August 10, 2000, and the reinvestment of all dividends.

	8/11/00	8/31/00	9/30/00	10/31/00	11/30/00	12/31/00
AMS Common Stock	$100.00	$112.98	$135.14	$152.43	110.82	$137.30

MG Group Index	100.00	102.85	104.32	106.02	103.26	111.19

NASDAQ Market Index	100.00	111.50	97.44	88.85	68.69	65.17

PRINCIPAL STOCKHOLDERS AND
BENEFICIAL OWNERSHIP OF MANAGEMENT

      The following table gives information on the beneficial ownership of our Common Stock as of February 28, 2001, unless otherwise indicated. The information is given for (a) each stockholder who we know owns beneficially more than five percent of our outstanding Common Stock, (b) each of our directors, (c) each of our named executive officers and (d) all of our directors and executive officers as a group. Unless otherwise indicted, the address for each of our principal stockholders is 10700 Bren Road West, Minnetonka, Minnesota 55343 and each stockholder exercises sole voting and investment power over the shares reflected in the table.

      Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For the purpose of calculating the shares and percentage beneficially owned, the number of shares of Common Stock deemed outstanding includes shares of Common Stock subject to options held by the person or group that are currently exercisable or exercisable with 60 days from February 28, 2001.

			Percentage
	Shares Subject	Total Shares	of Common Stock
Name and Address of Beneficial Owner	to Options	Beneficially Owned	Beneficially Owned
Warburg, Pincus Equity Partners, L.P. (1)	—	18,435,402	66.3%

Douglas W. Kohrs	225,000	245,845	1.7%

Gregory J. Melsen	46,875	38,198	*

Lawrence W. Getlin	28,125	56,250	*

Richard J. Faleschini	56,250	10,000	*

Johann J. Neisz	15,000	30,000	*

Richard B. Emmitt (2)	—	907,377	3.3%

Christopher H. Porter, Ph.D.	42,188	—	*

David W. Stassen (3)	—	535,682	1.9%

James T. Treace	42,188	44,055	*

Elizabeth H. Weatherman (4)	—	18,435,402	66.3%

All Directors and Executive Officers as a Group (14 persons) (5)	661,877	20,316,470	73.7%

*	Less than 1% of the outstanding shares

(1)	The stockholder is Warburg, Pincus Equity Partners, L.P. (“WPEP”). Warburg, Pincus & Co. (“WP”) is the sole general partner of WPEP. WPEP is managed by E.M. Warburg, Pincus & Co., LLC (“EMWP”). Lionel I. Pincus is the managing partner of WP and the managing member of EMWP and may be deemed to control both entities. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. The number of shares beneficially owned includes 6,837,461 shares of Common Stock and 11,597,941 shares of non-voting common stock. Our amended and restated certificate of incorporation prevents Warburg Pincus from converting its non-voting common stock into voting common stock if it would own more than 50% of the voting common stock.

(2)	Mr. Emmitt, a director of AMS, is managing director of The Vertical Group, Inc. The Vertical Group, Inc. is the general partner of Vertical Fund Associates, L.P., one of our stockholders. All shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical Group, Inc. Mr. Emmitt does not own any shares individually and disclaims beneficial ownership of all shares owned by the Vertical Fund Associates, L.P.

(3)	Mr. Stassen, a director of AMS, is a managing director of Upper Lake Growth Capital LLC and Crane Island Ventures LLC, two of our stockholders. All shares indicated as owned by Mr. Stassen are included because of his affiliation with the Upper Lake Growth Capital and Crane Island Ventures. Mr. Stassen does not own any shares individually, but shares voting and investment power as to 535,682 shares held by Upper Lake Growth Capital LLC.

(4)	Ms. Weatherman, a director of AMS, is a partner of WP and a managing director of EMWP. All shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus entities. Ms. Weatherman does not own any shares individually and disclaims beneficial ownership of all shares owned by the Warburg Pincus entities.

(5)	The number of shares beneficially owned includes 19,878,461 shares beneficially owned by Mr. Emmitt, Mr. Stassen and Ms. Weatherman, see footnotes 2, 3, and 4 above.

CERTAIN TRANSACTIONS

      On March 17, 2000, we formed American Medical Systems Holdings, Inc. to establish a holding company for American Medical Systems, Inc. On April 17, 2000, American Medical Systems Holdings, Inc. entered into an exchange agreement with the then existing stockholders of American Medical Systems, Inc. and American Medical Systems, Inc. Under this agreement, all the then existing stockholders of American Medical Systems, Inc., including Warburg Pincus, institutional stockholders controlled by Richard B. Emmitt and David W. Stassen, two of our directors, and Douglas W. Kohrs, our President and Chief Executive Officer, agreed to exchange their shares of American Medical Systems, Inc. for shares of American Medical Systems Holdings, Inc. As a result of this transaction, the former stockholders of American Medical Systems, Inc. became the stockholders of American Medical Systems Holdings, Inc., and American Medical Systems, Inc. became a wholly owned subsidiary of American Medical Systems Holdings, Inc.

      On April 17, 2000, we entered into a stockholders agreement with Warburg Pincus and all of our then existing stockholders. As long as any of our current stockholders own at least 20% of our outstanding shares of capital stock, we are obligated to nominate and use our best efforts to have two individuals designated by that stockholder elected to our board of directors. We are also obligated to nominate and use our best efforts to have one individual designated by any stockholder who owns at least 10% of our outstanding shares of capital stock elected to our board of directors. Warburg Pincus currently has the right under this stockholders agreement to designate two persons to be elected to our board of directors. No other stockholders currently have the right to designate anyone to be elected to our board of directors.

      In April 2000, we established a new senior credit facility, which is secured by substantially all of our assets. The new facility consisted of a $65.0 million term note, a $35.0 million guaranteed note and a $15.0 million guaranteed revolving line of credit. We used proceeds from our initial public offering to pay $35.0 million outstanding under the guaranteed note and approximately $6.0 million under our then guaranteed revolving line of credit. At June 30, 2000, September 30, 2000 and December 30, 2000, we also made quarterly principal payment aggregating $5.5 million under the $65.0 million term note. On September 30, 2000, we also prepaid $15.0 million under the $65.0 million term note reducing required quarterly principal payments. The term note now requires quarterly principal payments of $1.5 million through March 2002, $1.9 million from June 2002 through March 2003, $2.3 million from June 2003 through March 2004 and $2.5 million from June 2004 through March 2006. Prior to February 2001, a portion of our credit facility was guaranteed by Warburg Pincus. In February 2001, the guarantee on the credit facility was removed.

      On September 1, 1999, we entered into a consulting agreement with Medical Genesis. Christopher H. Porter, Ph.D., one of our directors, controls Medical Genesis. Under this agreement, Medical Genesis performs consulting services for us as we request up to 2.5 days per month. We pay Medical Genesis $3,500 per month for performing these consulting services and $1,400 a day for each day above 2.5 days. We also pay all reasonable expenses Medical Genesis incurs while performing services for us. This agreement expired on September 1, 2000, however is continuing on a month-to-month basis under the same terms. In 2000, we paid Medical Genesis $38,500 for performing services under this agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our Common Stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file. To our knowledge, our directors, executive officers and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

PROPOSALS FOR THE NEXT ANNUAL MEETING

      Stockholder proposals intended to be presented in our proxy materials for the next Annual Meeting of Stockholders must be received by December 5, 2001 and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

      A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us by February 18, 2002. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next Annual Meeting will have discretionary authority to vote on the proposal.

OTHER BUSINESS

      This Proxy Statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the board for other business, if any, that may properly come before the Annual Meeting.

ANNUAL REPORT

      A copy of our 2000 Annual Report to Stockholders has been sent with this Notice of Annual Meeting and Proxy Statement. The Annual Report describes our financial condition as of December 31, 2000.

      A COPY OF OUR 2000 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER AS OF MARCH 23, 2001, BY WRITING TO: AMERICAN MEDICAL SYSTEMS HOLDINGS, INC., 10700 BREN ROAD WEST, MINNETONKA, MINNESOTA 55343, ATTENTION: INVESTOR RELATIONS.

April 4, 2001	Douglas W. Kohrs

President and Chief Executive Officer

APPENDIX A

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
AUDIT COMMITTEE CHARTER

Organization of Committee

      The Audit Committee (the “Committee”) is a standing committee of the board of directors of American Medical Systems Holdings, Inc. (the “Company”). The Committee is to be composed of at least three independent directors who shall serve at the pleasure of the board of directors. Each member shall be free of any relationship that, in the opinion of the board of directors, would interfere in any way with their exercise of independent judgment as a Committee member. Each member of the Committee must be financially literate and at least one member must have accounting or related financial management expertise.

      The Chair and the members of the Committee shall be elected by the board of directors at the annual organizational meeting of the board or until their successors shall be duly elected and qualified.

Statement of Policy

      The Committee shall provide assistance to the Company’s board of directors in fulfilling their oversight responsibility to the Company’s shareholders, potential shareholders, the investment community and other constituents, relating to corporate accounting and reporting practices of the Company, and the quality and integrity of the Company’s financial reports. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor, and the financial management of the Company.

Committee Responsibilities

      In meeting its responsibilities, the Committee believes its policies and procedures should remain flexible to best react to changing conditions and to ensure to the directors and shareholders that the Company’s accounting and reporting practices are in accordance with all professional requirements and are of the highest quality. In fulfilling its responsibilities, the Committee will:

•	Review, select, evaluate and replace, if necessary, the independent auditor.

•	Ensure that the independent auditor submits a formal written statement regarding relationships and services which may impact independence and discuss any relevant matters with the auditors.

•	Meet at least two times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

•	Inquire of management and the independent auditor, who is ultimately accountable to the Committee and the board of directors, about significant risks or exposures and assess the steps management has taken to mitigate such risks to the Company and its related entities.

•	Meet with the independent auditor and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized and, at the conclusion thereof, review such audit, including any comments or recommendations of

A-1

the independent auditor. Review with the independent auditor and financial management the status of the prior year’s audit recommendations.

•	Review with the independent auditor and financial and accounting personnel, the adequacy and effectiveness of the internal accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are necessary or desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Committee should periodically review the Company policy statements to determine their adherence to the code of conduct and/or conflict of interest statement.

•	Review with management and the independent auditor the financial statements contained in the annual report to shareholders to determine that the independent auditor is satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review the nature and extent of any significant changes in accounting principles or the application thereof.

•	Review filings with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in those documents is consistent with the information contained in the financial statements.

•	Provide sufficient opportunity for the independent auditor to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independence auditor’s evaluation of the quality of the Company’s financial and accounting personnel, and the cooperation that the independent auditor received during the course of the audit.

•	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the board of directors.

•	Investigate any matter brought to the Committee’s attention within the scope of its responsibilities, with the power to retain outside counsel, accountants or others for this purpose if, in the judgment of the Committee, that is appropriate.

•	The Committee shall perform such other functions as assigned by law, the Company’s charter or bylaws, or the board of directors.

A-2

Appendix B

ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, MAY 8, 2001

proxy

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Douglas W. Kohrs and Gregory J. Melsen, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of voting Common Stock of American Medical Systems Holdings, Inc. held of record by the undersigned on March 23, 2001, at the Annual Meeting of Stockholders to be held on May 8, 2001, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

See reverse for voting instructions.

— Please detach here —

1. ELECTION OF DIRECTORS: 01 David W. Stassen 02 James T. Treace	FOR all nominees listed at left (except as indicated below)	AGAINST all nominees listed at left

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. In their discretion, the Proxies are authorized to vote upon such other business, as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1.

Address Change? Mark Box Indicate changes below:

Dated: ________________________, 2001

Signature(s) in Box

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.